Exhibit 99.1
NEWS RELEASE
WESTERN GAS COMPLETES ACQUISITION OF MIDSTREAM ASSETS
FROM ANADARKO
     HOUSTON, Dec. 22, 2008 – Western Gas Partners, LP (NYSE: WES) today announced the completion of its recently announced acquisition of certain midstream assets located in the Powder River Basin from Anadarko Petroleum Corporation (NYSE:APC) for total consideration of $210 million. These assets consist of a 100-percent interest in the Hilight processing plant and gathering system, a 50-percent interest in the Newcastle processing plant and gathering system, and a 14.81-percent interest in the Fort Union gas gathering and treatment system.
     “We are very pleased to have completed our first asset acquisition following the initial public offering,” said Western Gas Partners’ President and Chief Executive Officer Robert Gwin. “These assets are excellent additions to our existing footprint in the Rockies and supplement our existing portfolio with substantial third-party business and organic growth opportunities. In addition, the acquisition is immediately accretive to distributable cash flow per unit.”
     The acquisition was financed with debt, through the issuance of a five-year $175 million note to Anadarko, and equity, through the issuance of 2,556,891 common units to Anadarko at an implied price of approximately $13.69 per unit. With the completion of the acquisition, Anadarko and its affiliates currently own approximately 63 percent of the Partnership’s common and subordinated units and the 2-percent general partner interest.
Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation (NYSE: APC) to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, treating, processing and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Western Gas Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to meet financial guidance or distribution growth expectations; the ability to obtain new sources of natural gas supplies; the effect of fluctuations in commodity prices and the demand for natural gas and related products; and construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, as well as other factors described in the “Risk Factors” section of the Form S-1 registration statement filed with the Securities and Exchange Commission and other public filings and press releases by Western Gas Partners. Western Gas Partners undertakes no obligation to publicly update or revise any forward-looking statements.
# # #
Western Gas Partners, LP Contact:
Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012